Exhibit 10.1

GROUPON, INC. 2017 SEVERANCE BENEFIT AGREEMENT

This SEVERANCE BENEFIT AGREEMENT (the "Agreement") is entered into on the ____ day of __________, 2017 (the "Effective Date") between Groupon, Inc., a Delaware corporation, and [NAME] (the "Executive").
WHEREAS, the Executive will continue to serve as a key employee of the Company and the Executive’s continued services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries;
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement; and
WHEREAS, the Executive and the Company were parties to a prior severance benefit agreement, which they agree (i) is terminated and superseded in its entirety by the Agreement as of the Effective Date and (ii) is not to be considered an Individual Agreement as defined herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

A.	"Board" means the Board of Directors of the Company.

B.	"Cause" means:

i.
the Executive’s material failure to perform his or her reasonably assigned duties as an employee (other than a failure resulting from the Executive’s disability) after written notice of such failure from the Company describing the failure to perform such duties and a reasonable time to cure of at least thirty (30) days;

ii.	the Executive’s engaging in any intentional act of fraud, theft, dishonesty, or falsification with respect to the Company;

iii.
the Executive’s conviction (including a plea of guilty or nolo contendere) of (a) a felony, (b) a crime of moral turpitude, or (c) a criminal act that prevents the Executive from performing his or her duties with the Company;

iv.	the Executive’s engaging in gross misconduct or the material violation of the Company’s Global Code of Business Conduct;

v.	the Executive’s violation of any federal or state law or regulation applicable to the business of the Company; or

vi.
the intentional material breach of any provision of an Individual Agreement where such breach continues or is not cured (if curable) for more than thirty (30) days after written notice from the Company to the Executive specifying the nature of such breach.

Termination by the Company shall not be treated as for "Cause" unless the Company terminates the Executive’s employment within ninety (90) days following the initial occurrence of the above conditions.

C.	"Change in Control" means the occurrence of either of the following events:

i.
an Ownership Change Event or a series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Board members or, in the case of an Ownership Change Event described in clause (iii) of the definition of Ownership Change Event, the entity to which the assets of the Company were transferred (the "Transferee"), as the case may be; or

ii.	approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include: (a) a transaction in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors; or (b) the conversion of the Company’s Class A common stock and Class B common stock into common stock. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

D.
"Change in Control Termination" means an Eligible Termination that occurs during the 12-month period beginning on the date of a Change in Control. A Change in Control Termination also includes an Eligible Termination in circumstances where (i) a Change in Control occurs, and (ii) the Executive’s employment with the Company was terminated in an Eligible Termination without Cause within six (6) months prior to the date on which the Change in Control occurs.

E.	"Code" means the Internal Revenue Code of 1986, as amended.

F.	"Company" means Groupon, Inc., a Delaware corporation.

G.
"Eligible Termination" means the Executive’s "separation from service" (within the meaning of Section 409A) with the Company and its subsidiaries that is (i) an involuntary termination of employment by the Company without Cause, or (ii) a resignation for Good Reason. An Eligible Termination does not include a termination of employment (a) by the Company for Cause, (b) by the Executive other than for Good Reason, (c) as a result of the Executive’s death, or (d) by the Company due to the Executive’s absence from the

Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness. An Eligible Termination also does not include a termination of employment occurring upon a sale of all or part of the business in which the Executive is employed, a merger or other combination, spin-off, reorganization or liquidation, dissolution or other winding up or other similar transaction involving the Company, in any such case where an offer of comparable employment is made to the Executive by the purchaser, acquirer or successor or surviving entity (including a third-party vendor) concurrently with his or her termination.

H.	"Equity-Based Award" means a Stock Option, restricted stock unit or other equity-based award granted under the Incentive Plan.

I.	"Good Reason" means, without the Executive’s express written consent, the occurrence of any of the following events:

i.	a material adverse change in the nature or scope of the Executive’s authority, powers, functions, duties, responsibilities, or reporting relationship
[For the Chief Executive Officer only: (including Executive’s ceasing to directly report to the chief executive officer or board of directors of a publicly traded entity);]
[For the Chief Financial Officer, General Counsel and Chief Accounting Officer only: (including Executive’s ceasing to directly report to the chief executive officer, [For the Chief Accounting Officer only: president, executive vice president, chief financial officer, senior vice president] or board of directors of a publicly traded entity); provided, however, it shall not be Good Reason under this clause (i) if, following a Change in Control in which the Company is acquired and remains a separate business entity as part of another entity, Executive continues to (a) serve as [chief financial officer][general counsel][chief accounting officer] of the Company or its successor and (b) directly report to the [chief executive officer][chief financial officer] of the Company serving in such position immediately prior to such Change in Control;]
[For the other applicable executives: provided that it shall not be a material adverse change in Executive’s reporting relationship if the Executive directly reports to (a) the board of directors or (b) an individual who is at the level of chief executive officer, president, executive vice president or senior vice-president, in each case of (a) and (b), of the Company or its successor (including the Company’s or its successor’s ultimate parent company, if any);]

ii.	a material reduction by the Company in the Executive’s rate of annual base salary;

iii.
the failure of the Company to continue any material compensation plan in which the Executive is participating, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable compensation-related benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s compensation-related benefits under any such plan;

iv.	a change in the Executive’s primary employment location to a location that is more than 50 miles from the primary location of the Executive’s employment immediately before such change; or

v.
the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations under this Agreement, as further described in Section 5.C(ii) of this Agreement.

The Executive’s employment may be terminated by the Executive for Good Reason only if (a) an event or circumstance set forth in this Section 1.I shall have occurred and the Executive provides the Company with written notice thereof within ninety (90) days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (b) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (c) the Executive resigns within sixty (60) days following the expiration of the cure period referenced in the preceding clause (b).

J.	"Incentive Plan" means the Groupon, Inc. 2011 Incentive Plan, as amended from time to time.

K.
"Incumbent Director" means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

L.
"Individual Agreement" means an employment or other agreement between the Executive and the Company that was in effect on the Effective Date and provides for severance benefits in the event of qualifying terminations of employment (as determined under such agreement). If the Executive is covered by an Individual Agreement that provides for severance benefits upon the Executive’s termination for "good reason" (as defined in such Individual Agreement), the Individual Agreement shall be deemed amended to the extent necessary to include within such "good reason" definition any circumstance that would entitle the Executive to terminate his or her employment for Good Reason under Section 1.I.

M.
"Ownership Change Event" means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-

outstanding securities entitled to vote generally in the election of Board members; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries).

N.	"Section 409A" means Section 409A of the Code and the regulations thereunder.

O.	"Stock Option" means a stock option granted under the Incentive Plan.

P.	"Termination Date" means the date on which an Executive experiences an Eligible Termination.

2.	Severance Benefits.

A.
Eligibility. The provisions of this Section 2 apply only if (i) the Executive experiences an Eligible Termination, (ii) the Executive executes the Confidentiality, Intellectual Property and Restrictive Covenants Agreement (the "CIPRA") or an equivalent agreement that includes Non-Compete (excluding California Executives), Nonsolicitation and No-Hire clauses and (iii) the Executive executes a standard mutual separation agreement containing, among other provisions, a release of claims in substantially the form attached hereto as Attachment A (a "Release") within forty-five (45) days following the Termination Date, and does not revoke such Release before the date the release of claims contained therein becomes effective.

B.
Basic Cash Severance Payment. If at the time of the Eligible Termination the Executive is not covered by an Individual Agreement, the Company shall pay the Executive in a lump sum on the 60th day after the Termination Date (the "Payment Date") an amount equal to ________ (___) months of the Executive’s annual base salary from the Company and its subsidiaries to the extent not theretofore paid;

[For the applicable executives: provided, that, if such Eligible Termination is a Change in Control Termination, the amount payable under this Section 2.B shall be, in lieu of the foregoing, equal to ____ (___) months of the Executive’s base salary. No amount shall be payable under this Section 2.B if at the time of the Eligible Termination the Executive is covered by an Individual Agreement.] OR
[For the Chief Executive Officer, the Chief Financial Officer and the General Counsel only: provided however, no amount shall be payable pursuant to the preceding clause under this Section 2.B if at the time of the Eligible Termination the Executive is covered by an Individual Agreement. If at the time of a Change in Control Termination the Executive is not covered by an Individual Agreement, the Company shall pay the Executive, in addition to the payment provided for in the preceding sentence, in a lump sum on the Payment Date an amount equal to the Executive’s target annual cash incentive award for the year of such Change in Control Termination (to the extent not theretofore paid) multiplied by a fraction, the numerator of which is the number of days of Executive’s employment during the calendar year of such Change in Control Termination, and the denominator of which is the number of days in the calendar year in which the Change in Control Termination occurs. No amount shall be payable pursuant to the preceding sentence under this Section 2.B if at the time of the Change in Control Termination the Executive is covered by an Individual Agreement.]

C.
Additional Cash Severance Payment. If (i) at the time of the Eligible Termination the Executive is not covered by an Individual Agreement that provides for Company-subsidized coverage under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") or any payment intended to serve as an allowance for post-termination health care coverage, and (ii) on the Payment Date the Executive is enrolled in COBRA continuation coverage under the Company’s group health plan, the Company shall pay the Executive in a lump sum on the Payment Date an amount equal to the monthly COBRA premium applicable to the Executive as of the Payment Date multiplied by the number of months for which the Executive is entitled to payment under Section 2.B above. Notwithstanding the foregoing, this Section 2.C shall cease to apply as of the effective date of any regulation or other guidance under which payment of such component would be deemed to violate any nondiscrimination requirements under the Patient Protection and Affordable Care Act.

D.	Equity Award Vesting Acceleration.

i.
Upon an Eligible Termination that is not a Change in Control Termination, the vesting and exercisability of the Executive’s Stock Options and other Equity-Based Awards shall be accelerated to the extent provided in Exhibit 1. Notwithstanding the foregoing, an Executive who is covered under an Individual Agreement shall be entitled to the vesting and exercisability consequences under such Individual Agreement, but any such vesting and exercisability benefits shall count toward satisfying the accelerated vesting and exercisability under Exhibit 1.

ii.
Upon a Change in Control Termination, the vesting and exercisability of the Executive’s Stock Options and other Equity-Based Awards shall be accelerated to the extent provided in Exhibit 2.  Notwithstanding the foregoing, an Executive who is covered under an Individual Agreement shall be entitled to the vesting and exercisability consequences under such Individual Agreement, but any such vesting and exercisability benefits shall count toward satisfying the accelerated vesting and exercisability under Exhibit 2.

3.	Additional Change in Control Provisions.

A.
Obligations of the Executive. The Executive agrees that in the event any person or group attempts a Change in Control, the Executive shall not voluntarily leave the employ of the Company without Good Reason (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until ninety (90) days following such Change in Control.

B.	Section 4999 Excise Tax.

i.
Anything in this Agreement to the contrary notwithstanding, in the event it is determined that (a) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its subsidiaries) or any entity that effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and (b) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the "Safe Harbor Cap") would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap.  The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (1) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and of other equity awards, provided that such the value of such acceleration is not permitted to be determined under Treasury Regulation Section 1.280G-1, Q/A-24(c); (2) the payment under Sections 2.B and 2.C; (3) any equity awards accelerated pursuant to Section 2.D or otherwise valued at full value, provided that the value of such acceleration is not permitted to be determined under Treasury Regulation Section 1.280G-1, Q/A-24(c); (4) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and other equity awards, provided that the value of such acceleration is permitted to be determined under Treasury Regulation Section 1.280G-1, Q/A-24(c); and (5) the acceleration of vesting of all other stock options and equity awards on a basis resulting in the highest amount retained by the Executive.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

ii.
All determinations required to be made under this Section 3.B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (a) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (b) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (c) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in Payments, the Accounting Firm shall provide a written  opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 5.C below).

iii.
If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Company which are in excess of the limitations provided in this Section (referred to hereinafter as an "Excess Payment"), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Section.  In the event that it is determined (a) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (b) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.  The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.  Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 3.B(i) and the present value of any Payment is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation Section 1.280G-1 Q/A 33 that reduces the value of the Payment, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 5.A, subject to the Safe Harbor Cap.

iv.
A payment or reimbursement of expenses described in this Section 3 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.

4.	Section 409A.

A.
In General. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A to the extent applicable thereto.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer this Agreement so that it will comply with the requirements of Section 409A, the Company does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local or non-United States law.

B.
Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, or pursuant to the terms of any other employment agreement or compensation arrangement entered into between the Executive and the Company or any of its subsidiaries, may not be accelerated hereunder, or under any such other employment agreement or other compensation arrangement, except as permitted under Section 409A.

C.
Delay Period. In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a "short-term deferral" for purposes of Section 409A and is not otherwise exempt from the provisions of Section 409A, and the Executive is determined to be a "specified employee" under Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six (6) months after the Executive’s termination of employment with the Company and its subsidiaries (the "Delay Period").  Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 4.C shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be payable in accordance with their original payment schedule.

5.	Miscellaneous.

A.
Withholding Taxes.  The Company may withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

B.	Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries.

C.	Successors; Binding Agreement.

i.
This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

ii.	The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 5.C(i), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive, all of the obligations of the Company hereunder.

iii.
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

D.	Notices.

i.
For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (a) if to the Executive, to the last known residential address on file for the Executive with the Company, and if to the Company, [For the applicable executives: attention General Counsel, with a copy to the Secretary] [For the General Counsel only: attention Chief Executive Officer], or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ii.
A written notice of the Executive’s Termination Date by the Company or the Executive, as the case may be, to the other, shall (a) indicate the specific termination provision in this Agreement relied upon, (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) specify the Termination Date (which date shall be not less than fifteen (15) days after the giving of such notice).  The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

E.
Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

F.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

G.
Entire Agreement.  Except to the extent expressly provided herein, this Agreement constitutes the entire understanding between the parties with respect to the Executive’s severance pay and benefits in the event of a termination of the Executive’s employment with the Company and supersedes any other agreement, whether written or unwritten, with respect thereto.

6.	Full Settlement; Resolution of Disputes.

A.
The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

B.
If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive under Section 2, the Company shall pay all amounts, and provide all benefits, to the Executive that the Company would be required to pay or provide pursuant to Section 2 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 6.B except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

C.
If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of twelve (12) months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.C.  Payment or reimbursement of expenses described in this Section 6.C shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall the right to payment or reimbursement be subject to liquidation or exchange for another benefit.

7.	Agreement Modification, Waiver, or Termination.

A.
Subject to Section 7.B, no provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

B.
The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 5.D; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided, further, that in no event shall this Agreement be terminated during the one-year period commencing on the date of a Change in Control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the Effective Date.
Groupon, Inc.

By: _______________________

Executive

__________________________
NAME

EXHIBIT 1
Vesting Acceleration Upon an Eligible Termination (Non-Change in Control Termination)
The effect on the Executive’s Equity-Based Awards of an Eligible Termination that is not a Change in Control Termination is as follows:

1.
Immediately upon the Executive’s Termination Date, the portion of the Executive’s unvested Equity-Based Awards (whose vesting is based solely on continued service over time) that is scheduled to vest during the ______ (___) month period beginning on the Termination Date shall immediately vest. Additionally, Executive shall immediately vest in the amount of any outstanding performance based equity awards for the annual performance period in which the Termination Date occurs equal to the lesser of (i) the full number of shares for such performance based equity awards or (ii) the full number of such performance based shares multiplied by a fraction, the numerator of which is the sum of the number of days of Executive’s employment during the annual performance period in which the Termination Date occurs plus _____ days, and the denominator of which is the number of days in such performance period, with the actual amount earned under such vested award, if any, to be based on and subject to actual performance results as certified by the Committee following such performance period and paid within thirty (30) days of the Committee’s certification.

2.	Each of the Executive’s vested Stock Options shall remain exercisable following the Termination Date until the expiration of the term of the Stock Option (as set forth in the Stock Option agreement).

3.
Notwithstanding anything to the contrary in this Exhibit 1, the timing of payment of any Equity-Based Award that provides for the "deferral of compensation" (as such term is defined under Section 409A) may not be accelerated except as otherwise permitted under Section 409A.

1

EXHIBIT 2
Vesting Acceleration Upon a Change in Control Termination
The effect on the Executive’s Equity-Based Awards of a Change in Control Termination are as follows:
1.    Immediately upon the Executive’s Termination Date, ____________ percent (____%) of the Executive’s outstanding Equity-Based Awards (or equity awards granted in substitution therefor by an acquirer of, or successor to, the Company) that are not otherwise vested shall become immediately vested, with any performance-based conditions for such awards (with respect to the performance period in which the Termination Date occurs) deemed satisfied at the target level. In the event the Executive’s employment is terminated in a Change in Control Termination on a date that precedes the Change in Control date, any Equity-Based Awards that were accelerated by application of Exhibit 1 shall count toward satisfying the accelerated vesting described in the preceding sentence.
2.    Each of the Executive’s vested Stock Options shall remain exercisable following the Termination Date until the expiration of the term of the Stock Option (as set forth in the Stock Option agreement).
3.    Notwithstanding anything to the contrary in this Exhibit 2, the timing of payment of any Equity-Based Award that provides for the "deferral of compensation" (as such term is defined under Section 409A) may not be accelerated except as otherwise permitted under Section 409A.

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ATTACHMENT A
Release of Claims
Waiver and General Release of Claims.  (a) In exchange for the promises made by the Company in this Agreement, Employee unconditionally waives and releases all known and unknown, suspected and unsuspected, accrued and unaccrued, fixed and contingent claims and causes of action of any kind that he/she has or may have against the Company, its parents, subsidiaries, affiliates, predecessors, successors, divisions, affiliates, and its/their respective officers, directors, agents, attorneys, employees, employee benefit plans, plan administrators, insurers, assignees, fiduciaries, administrators, trustees, and legal representatives, both past and present (collectively the "Released Parties") from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Released Parties arising out of or related to his/her employment with and/or termination from employment with any of the Released Parties and/or any other occurrence up to and including the date on which he/she signs this Waiver and Release (the "Effective Date").

(b) The claims and causes of action Employee is releasing and waiving include, but are not limited to, any and all claims and causes of action that the Released Parties or any of them:

(i) have violated any type of written or unwritten contract, agreement, understanding, policy, benefit, retirement and/or pension plan, promise and/or covenant of any kind, including any covenant of good faith and fair dealing;

(ii) have discriminated against Employee on the basis of any characteristic or trait protected under any law, including but not limited to race, color, sex, sexual orientation, national origin, ancestry, disability, religion, marital or parental status, citizenship, age, source of income, or entitlement to benefits, in violation of any of the following statutes, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act or any other federal, state or local human rights, civil rights, wage and hour, pension or labor law, rule and/or regulation;

(iii) have violated public policy or common law, including but not limited to claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Employee or any member of his/her family, promissory estoppel; and/or

(iv) are in any way obligated for any reason to pay Employee damages, expenses, litigation costs (including attorney’s fees), wages, bonuses, severance pay, separation pay, termination pay, any type of payments or benefits based on Employee’s separation from employment, incentive pay, commissions, disability benefits or sick pay, compensatory damages, punitive damages, and/or interest.

Nothing in this Agreement shall preclude Employee from asserting any claim that cannot be waived by law, or from exercising his/her rights to receive: (1) any sums to be paid or provided under this Agreement, or (2) any vested, accrued benefits to which he/she is (or becomes) otherwise entitled pursuant to the terms of the employee benefit plans in which he/she is a participant immediately prior to the Separation Date (collectively the "Exempted Claims").

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EMPLOYEE UNDERSTANDS AND AGREES THAT, OTHER THAN THE EXEMPTED CLAIMS AND CLAIMS THAT CANNOT BE WAIVED BY LAW, HE/SHE IS WAIVING AND RELEASING ANY AND ALL CLAIMS AGAINST THE RELEASED PARTIES (INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT) TO THE EFFECTIVE DATE OF THIS AGREEMENT IN EXCHANGE FOR CONSIDERATION TO WHICH HE/SHE IS NOT OTHERWISE ENTITLED.

(c) Employee acknowledges that nothing in this Agreement (including the Confidentiality, Non-Disclosure and Non-Disparagement clauses herein) shall be construed to prevent or limit him/her from communicating with, filing a charge with, or participating in any investigation conducted by, the U.S. Equal Employment Opportunity Commission ("EEOC") or applicable state agency, the U.S. Securities and Exchange Commission ("SEC"), or any other federal, state or local government body or agency, without notice to or prior authorization from the Company, or to prevent any challenge by him/her to the waiver and release of any claim under the ADEA. This provision does not authorize Employee to disclose attorney-client privileged information of the Company.

(d) Employee agrees that he/she waives any and all entitlement to relief, including, but not limited to, any monetary damages and equitable relief, with respect to any claim or cause of action released in this Agreement. This provision does not limit Employee’s right to receive an award for information provided to the SEC.

(e) Employee further agrees that, to his/her knowledge, the Company has been in compliance with all laws up to and including the date on which Employee signed this Agreement.

(f) Employee further waives and gives up any right to become, and promises not to consent to become, a member of any class or collective action in a case in which claims are asserted against the Company that are related in any way to Employee’s employment or the termination of Employee’s employment with the Company. If, without Employee’s prior knowledge and consent, Employee is made a member of a class in any proceeding, Employee agrees to opt out of the class at the first opportunity.

(g) Employee agrees that his/her waiver and release of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 and he/she covenants and agrees that: (i) he/she has been given at least twenty-one (21) days in which to consider, sign and return this Agreement to the Company; (ii) he/she is hereby being advised in writing to consult with an attorney concerning this Agreement; and (iii) he/she will have seven (7) days from the date of signing to revoke this Agreement if he/she so desires. Any revocation must be in writing, signed by him/her and must be received by Human Resources _________via email at ________, within the revocation period to be deemed effective.

This Agreement shall be void and of no force and effect if Employee revokes it, but if he/she signs and does not revoke it, then it shall then become effective and enforceable. Employee understands that if he/she revokes this Agreement, he/she will not receive the Consideration provided under Paragraph 3 of this Agreement.

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